NEWS RELEASE

For Immediate Release
Date: May 15, 2009
Contact: Nicky Schissel
515.281.1124
nschissel@fhlbdm.com

FHLB Des Moines Reports First Quarter 2009 Financial Results and Dividend Information

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines filed its unaudited quarterly report with the Securities and Exchange Commission today which includes financial results for the first quarter ended March 31, 2009.

Balance Sheet Highlights
The Bank’s total assets increased 11 percent to $75.9 billion at March 31, 2009 from
$68.1 billion at December 31, 2008. The increase in assets was primarily driven by investment purchases. Investment balances increased $11.8 billion or 77 percent to $27.2 billion at March 31, 2009 compared with $15.4 billion at December 31, 2008. The increase was due to purchases of Federal funds sold, federally guaranteed debt and securities purchased under agreements to resell to improve investment income as well as meet liquidity requirements.

The Bank’s mortgage-backed securities (MBS) portfolio increased to $9.4 billion at March 31, 2009 compared to $9.3 billion at December 31, 2008. At March 31, 2009, 99 percent of the Bank’s MBS were guaranteed by a GSE and 1 percent was private-label MBS. At March 31, 2009, the Bank’s holdings of private-label MBS were fully performing, and the Bank recorded no other-than-temporary impairment losses.

On April 9, 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSPs) intended to provide more flexibility in the recognition of losses on debt securities. The FSPs should be applied prospectively for financial statements issued for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for reporting periods ending after March 15, 2009. The Bank early adopted the FSPs for the quarter ended March 31, 2009.

At March 31, 2009, the Bank’s consolidated obligations totaled $70.7 billion compared with $62.8 billion at December 31, 2008. Consolidated obligations, which include discount notes and bonds, are the primary source of funds to support advances, mortgage loans and investments.

The Bank’s advances portfolio decreased 10 percent to $37.8 billion at March 31, 2009 from $41.9 billion at December 31, 2008. FHLB Des Moines expects this downward trend in advance balances to continue throughout 2009 as a result of the current market environment and the availability of alternative funding options for members.

Total capital at March 31, 2009, was $3.2 billion compared to $3.0 billion at December 31, 2008. The increase in total capital was primarily due to an increase in excess capital stock as a result of FHLB Des Moines discontinuing its practice to voluntarily repurchase excess membership and activity-based capital stock which began in the fourth quarter of 2008. Retained earnings decreased $13.5 million or 4 percent to $368.5 million at March 31, 2009 compared with $382.0 million at December 31, 2008.

Operating Results
During the first quarter of 2009 the Bank reported a net loss of $5.9 million compared to net income of $31.4 million reported for the same period in 2008. The net loss was the result of several large, non-routine items including those related to early debt extinguishments and increased callable bond activity.

FHLB Des Moines extinguished approximately $231.8 million of par value bonds during the first quarter of 2009 due to anticipated increases in prepayments of its MBS and Mortgage Partnership Finance® loan portfolios. While the Bank recognized a net loss of approximately $8.3 million on these extinguishments, it expects such losses to be offset in future periods by improved earnings as a result of lower debt costs.

Additionally, the Bank exercised its call option on $1.8 billion of higher cost debt outstanding during the first quarter of 2009 due to market conditions. As a result of this action, the Bank amortized $17.4 million of premium expense related to the outstanding bonds. A portion of these bonds was called and not replaced due to mortgage prepayments experienced during the first quarter and a portion was replaced with lower cost debt that will provide future cost savings.

Finally, the Bank’s net loss continued to be impacted by the negative cost of carry created during the fourth quarter of 2008 on its liquidity portfolio. The impact of this negative carry has reduced and should continue to decline as the discount notes mature.

Subsequent to the quarter ended March 31, 2009, the Bank’s net income for the month-ended April 30, 2009 was approximately $22.7 million with year-to-date ending April 30, 2009 net income of approximately $16.8 million. Excluding any additional non-routine items, the Bank expects future performance to be more reflective of year-to-date results.

Dividend
On May 14, 2009, the Board of Directors approved a first quarter 2009 dividend at an annualized rate of 1.0 percent. The dividend to be paid is based on the average capital stock balance held by FHLB Des Moines members during the first quarter and will be credited to stockholders’ accounts on May 22, 2009. Although the Bank reported a net loss of $5.9 million during the three months ended March 31, 2009, the Bank believed payment of a dividend was prudent given the Bank’s dividend philosophy and its current level of retained earnings as well as projected future earnings.

Additional financial information concerning the Bank’s results of operations for the most recently completed quarter is available in the Bank’s 10-Q Quarterly Report filed today with the Securities and Exchange Commission and available at www.fhlbdm.com or www.sec.gov

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

	March 31,	December 31,	March 31,
Statement of Condition (dollars in
millions)	2009	2008	2008
Advances	$37,783	$41,897	$47,092
Mortgage loans, net	10,588	10,685	10,707
Investments	27,199	15,369	12,077
Total Assets	75,931	68,129	70,082
Capital Stock – Class B Putable	2,871	2,781	3,012
Retained Earnings	368	382	367
Capital-to-Assets Ratio (GAAP)	4.16%	4.43%	4.65%
Capital-to-Assets Ratio (Regulatory)	4.28%	4.66%	4.88%

	For the quarter	For the quarter
Operating Results and Performance	ended March 31,	ended March 31,
Ratios (dollars in millions)	2009	2008
Net Interest Income	$9.3	$64.7
Net (Loss) Income	(5.9)	31.4
Return on Average Assets	(0.03)%	0.21%
Return on Average Capital Stock	(0.84)%	4.72%
Return on Average Total Capital	(0.77)%	4.19%
Net Interest Margin	0.06%	0.43%
Operating Expenses to Average Assets	0.06%	0.06%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 10-Q Quarterly Report filed on May 15, 2009 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

FHLB Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. FHLB Des Moines serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.